Filed Pursuant to Rule 433

Registration No. 333-228141

Final Term Sheet

Medium-Term Notes, Series P – Floating Rate

December 6, 2019

PACCAR Financial Corp.

Medium-Term Notes, Series P – Floating Rate

CUSIP# 69371RQ58

(the “Notes”)

We are hereby offering to sell Notes having the terms specified below to you with the assistance of:

☐  BNP Paribas Securities Corp.

☐  Citigroup Global Markets Inc.

☐  J.P. Morgan Securities LLC

☐  Merrill Lynch, Pierce, Fenner & Smith

                           Incorporated

☐  MUFG Securities Americas Inc.

☐  RBC Capital Markets, LLC

☒  U.S. Bancorp Investments, Inc.

☐  Other:

acting as ☒  principal    ☐  agent

at: ☐  varying prices related to prevailing market prices at the time of resale

     ☒  a fixed initial public offering price of 100% of the Principal Amount.

Principal Amount: $150,000,000	Original Issue Date: December 16, 2019 (T+6)

Agent’s Discount or Commission: 0.200%	Final Maturity Date: December 16, 2022

Net Proceeds to Company: $149,700,000

Interest Payment Date(s): Quarterly on each March 16, June 16, September 16 and December 16, commencing March 16, 2020

Record Dates: March 2, June 2, September 2 and December 2 preceding the applicable Interest Payment Date

Calculation Agent:

Interest Calculation:

☒ Regular Floating Rate Note	☐ Floating Rate/Fixed Rate Note Fixed Rate Commencement Date: Fixed Interest Rate:
☐ Inverse Floating Rate Note Fixed Interest Rate:

☐ Other Floating Rate Note (see attached)

Initial Interest Reset Date: December 16, 2019

Interest Reset Date(s): Quarterly on each March 16, June 16, September 16 and December 16

Interest Rate Basis:

☐ Commercial Paper Rate	☐ Federal Funds Rate	Designated LIBOR Currency:
☐ CMT Rate	☐ Federal Funds (Effective) Rate	☐ Prime Rate
☐ Reuters Page FRBCMT	☐ Federal Funds Open Rate	☐ Treasury Rate
☐ Reuters Page FEDCMT	☐ Federal Funds Target Rate	☐ Other (see attached)
If Reuters Page FEDCMT:	☒ LIBOR
☐ Weekly Average	Designated LIBOR Page:
☐ Monthly Average	☒ Reuters Page LIBOR 01
☐ Reuters Page LIBOR 02

Index Maturity: 3 month LIBOR

Spread (+/-): + 0.400%

Spread Multiplier: N/A

Maximum Interest Rate: N/A

Minimum Interest Rate: N/A

Day Count Convention:

☐  30/360 for the period from                to                .

☒  Actual/360 for the period from December 16, 2019 to December 16, 2022.

☐  Actual/Actual for the period from                to                .

Redemption:

☒  The Notes may not be redeemed prior to the Maturity Date.

☐  The Notes may be redeemed at our option prior to Maturity Date.

Initial Redemption Date:

Initial Redemption Percentage:        %

Annual Redemption Percentage Reduction:        % until Redemption Percentage is 100% of the Principal Amount.

☐  The Notes shall be redeemed by us prior to the Maturity Date (see attached).

Repayment:

☒  The Notes may not be repaid prior to the Maturity Date.

☐  The Notes may be repaid prior to the Maturity Date at the option of the holder of the Notes.

Option Repayment Date(s):

Currency:

Specified Currency: USD (If other than U.S. dollars see attached)

Minimum Denominations:                (Applicable only if Specified Currency is other than U.S. dollars)

Exchange Rate Agent:                (Applicable only if Specified Currency is other than U.S. dollars)

If Discount Note, check  ☐

Issue Price:        %

Form: ☒  Book-Entry    ☐  Certificated

Plan of Distribution:

Name	Title	Principal Amount of Notes
U.S. Bancorp Investments, Inc.	Bookrunner	$150,000,000
Total		$150,000,000

Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers of the Notes who wish to trade the Notes on the date hereof or the next three succeeding business days will be required, by virtue of the fact that the Notes initially will settle in T+6, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.

Other Provisions: N/A

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, U.S. Bancorp Investments, Inc., will arrange to send you the prospectus if you request it by contacting U.S. Bancorp Investments, Inc., toll-free at 1-877-558-2607.